UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2011 (October 28, 2011)

STATE AUTO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	000-19289	31-1324304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 East Broad Street, Columbus, Ohio		43215-3976
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (614) 464-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

Change of Control Agreements with Certain Named Executive Officers

On October 28, 2011, State Auto Financial Corporation (the “Company” or “STFC”), together with its parent State Automobile Mutual Insurance Company (“State Auto Mutual”) and its wholly owned subsidiary State Auto Property and Casualty Insurance Company (“State Auto P&C”), entered into new change of control agreements with certain of its executive officers, including Steven E. English, Clyde H. Fitch, Jr. and James A. Yano, each of whom is a Named Executive Officer. The new change of control agreements with these Named Executive Officers replaced their previously existing change of control agreements which were expiring by their terms. The Company believes that change of control arrangements, like those reflected in the previously existing and new change of control agreements, are an important element of its overall corporate strategy in establishing and maintaining a sound and vital management team and are essential in protecting and enhancing the interests of the Company and its shareholders. The new change of control agreements with these Named Executive Officers and the other executive officers have been approved by the Company’s Compensation Committee.

Mr. English is Vice President and Chief Financial Officer, Mr. Fitch is Senior Vice President and Chief Sales Officer and Mr. Yano is Vice President, Secretary and General Counsel of the Company. Each of the October 28, 2011 change of control agreements (each of which is hereinafter referred to as an “Executive COC Agreement”) entered into by Messrs. English, Fitch and Yano (each of whom is hereinafter referred to as the “Executive”) are identical in all respects.

As used herein, “State Auto” refers to STFC, State Auto P&C, State Auto Mutual and each of their respective present and future insurer subsidiaries and affiliates.

The following provides a brief description of the material terms and conditions of each Executive COC Agreement.

The Executive COC Agreement is for a three-year term commencing on the effective date, October 28, 2011. However, if a Change of Control (as defined below) occurs during this three-year term, then the term will automatically extend for 36 months from such Change of Control or until the Executive reaches age 65, whichever occurs first. The Executive COC Agreement will terminate if the Executive’s employment terminates prior to a Change of Control.

If either the Company or State Auto Mutual undergo a Change of Control, and if the Executive then becomes entitled to receive Severance Benefits (as discussed below), then State Auto or its respective successor will pay or provide the following “Severance Benefits” to the Executive:

(1)	A lump-sum cash payment equal to two times the Executive’s annual base salary (subject to reduction if the Executive is within two years of age 65);

(2)	A lump-sum cash payment equal to two times the average of the annual aggregate bonus earned by the Executive under the short term incentive compensation plans of State Auto in each of the two calendar years immediately preceding the calendar year in which the Change of Control occurs (subject to reduction if the Executive is within two years of age 65);

(3)	Out-placement benefits in an amount equal to 15% of the Executive’s annual base salary plus up to $5,000 for job search travel expenses; and

(4)	A lump-sum cash payment equal to 24 times State Auto’s then current monthly per employee cost of providing State Auto’s health insurance benefit.

A “Change of Control” of the Company involves:

(1)	The acquisition by any person of beneficial ownership of 30% or more of the Company’s outstanding voting securities (which percentage will increase or decrease, as the case may be, such that the percentage of securities ownership is consistent with any future changes to the percentage of securities ownership represented in the Change of Control definition in the State Auto Financial Corporation 2009 Equity Incentive Compensation Plan);

(2)	A change in the composition of the board of directors of the Company such that a majority of the directors (i) are not currently serving directors of STFC, or (ii) were not nominated by the Nominating Committee of STFC, or (iii) were not appointed by at least two thirds of the total number of directors who either are currently serving directors or were nominated by the Nominating Committee of STFC;

(3)	A merger involving the Company where the Company’s shareholders immediately prior to the merger own 50% or less of the combined voting power of the surviving entity immediately after the merger;

(4)	A sale or other disposition of all or substantially all of the assets of the Company, including a sale of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; or

(5)	A reorganization or other corporate event involving the Company which would have the same effect as any of the above-described events.

A “Change of Control” of State Auto Mutual involves:

(1)	An affiliation or merger of State Auto Mutual with a third party and as a result the composition of the board of directors of State Auto Mutual or its successor changes such that a majority of the directors (a) are not currently serving directors of State Auto Mutual, or (b) were not nominated by the Nominating Committee of State Auto Mutual, or (c) were not appointed by at least two thirds of the total number of directors who either are currently serving directors or were nominated by the Nominating Committee of State Auto Mutual; or

(2)	A conversion of State Auto Mutual to a stock corporation and as a result the composition of the board of directors of State Auto Mutual or its successor changes such that a majority of the directors (a) are not currently serving directors of State Auto Mutual, or (b) were not nominated by the Nominating Committee of State Auto Mutual, or (c) were not appointed by at least two thirds of the total number of directors who either are currently serving directors or were nominated by the Nominating Committee of State Auto Mutual.

The Executive will become eligible for the above described Severance Benefits if, during the term of the Executive COC Agreement:

(1)	The Executive’s employment is terminated by all State Auto companies for any reason other than for cause, the death or disability of the Executive, or the Executive’s mandatory retirement at age 65, within 24 months after a Change of Control;

(2)	The Executive terminates his employment for Good Reason (as defined below) within 24 months after a Change of Control; or

(3)	The Executive’s employment is terminated by all State Auto companies for any reason other than for cause or the death or disability of the Executive after an agreement has been reached with an unaffiliated third party, the performance of which agreement would result in a Change of Control involving such third party, if such Change of Control is actually consummated within 12 months after the date of such termination.

The Executive’s termination of employment for “Good Reason” generally means:

(1)	The assignment to the Executive of duties which are materially and adversely different from or inconsistent with the duties, responsibility or status of the Executive’s position at any time during the 12-month period prior to the Change of Control, or which result in a significant reduction in the Executive’s authority and responsibility as a senior executive officer of State Auto;

(2)	A reduction by State Auto in the Executive’s annual base salary in place as of the day immediately prior to the Change in Control, or after a Change of Control the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of State Auto, or a reduction in the Executive’s most recent potential annual incentive compensation bonus awards prior to the Change of Control;

(3)	After a Change of Control, a demand by State Auto that the Executive relocate to a location in excess of 35 miles from the location where the Executive is based as of the day immediately prior to a Change of Control, or in the event of any such relocation with the Executive’s express written consent, the failure of State Auto to pay (or reimburse the Executive for) all reasonable moving expenses incurred by the Executive relating to a change of principal residence in connection with such relocation and to indemnify the Executive against any loss in the sale of the Executive’s principal residence in connection with any such change of residence and any expenses incurred by the Executive that are directly attributable to such sale;

(4)	The failure of State Auto to obtain a satisfactory agreement from any successor to State Auto to assume and agree to perform the Executive COC Agreement;

(5)	The failure of State Auto to provide the Executive with substantially the same employee benefits that were provided to him immediately prior to the Change of Control, or with a package of employee benefits that, though one or more of such benefits may vary from those in effect immediately prior to a Change of Control, is substantially comparable in all material respects to such employee benefits taken as a whole; or

(6)	Any material reduction in the Executive’s compensation or benefits or a material adverse change in the Executive’s location or duties, if such material reduction or material adverse change occurs at any time after the commencement of any discussion with a third party relating to a possible Change of Control of State Auto involving such third party, if such material reduction or material adverse change is in contemplation of such possible Change of Control and such Change of Control is actually consummated within 12 months after the date of such material reduction or material adverse change.

The Board may, in its discretion, require the Executive to repay to State Auto all or any portion of the amounts paid as Severance Benefits if:

(1)	The Executive violates any non-competition, non-solicitation or confidentiality covenant applicable to the Executive and for the benefit of State Auto, including such covenants included in the Executive COC Agreement;

(2)	It is later discovered that the Executive engaged in conduct detrimental to State Auto during the employment term which has a material adverse effect on State Auto as determined by the Board of Directors of State Auto Mutual, in its discretion, acting in good faith; or

(3) (a)	The amount of any of the Severance Benefits was calculated based upon the achievement of certain financial results of State Auto that were subsequently the subject of a financial statement restatement by State Auto;

(b)	The Executive engaged in conduct detrimental to State Auto that caused or substantially contributed to the need for the financial statement restatement by State Auto; and

(c)	The amount of the Executive’s Severance Benefits would have been lower than the amount actually awarded to the Executive had the financial results been properly reported.

Notwithstanding the foregoing, if the Boards determine that the Executive engaged in fraudulent conduct, then the Boards will seek repayment of the Severance Benefits. This provision shall not be the exclusive remedy of State Auto with respect to such matters.

The terms of any compensation recovery or recoupment policy heretofore or hereafter adopted by the Boards, including any and all amendments thereto (a “clawback policy”), are hereby incorporated into the Executive COC Agreement by reference. In addition to the terms and conditions set forth in the Executive COC Agreement, the Executive agrees that any amounts payable or paid to the Executive under this Agreement shall be subject to the terms of any clawback policy of the Boards.

The Executive COC Agreement also provides that State Auto will pay the Executive such amounts as would be necessary to make whole the Executive on an after-tax basis for any excise tax paid or incurred by him due to any severance payment or other benefit provided under the Executive COC Agreement. However, in the event the Executive’s contractual severance payments and benefits were subject to any excise tax, but otherwise would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that the Executive will not be subject to an excise tax.

The Executive COC Agreement provides that, for a period of five years after a Change of Control, State Auto will provide the Executive with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify, hold harmless, and defend the Executive to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by the Executive in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of State Auto.

State Auto must pay the cost of counsel (legal and accounting) for the Executive in the event he is required to take any action to enforce any of the rights granted under the Executive COC Agreement. In addition, the Executive is entitled to prejudgment interest on any amounts found to be due to him in connection with any action taken to enforce his rights under the Executive COC Agreement at a rate equal to the prime commercial rate of the Company’s principal bank or its successor in effect from time to time plus four percent.

Under the Executive COC Agreement, the Executive has agreed to maintain the confidence of, and not to disclose to others, assist others in the application of, or use for his own gain, any confidential information of State Auto during the duration of his employment and for three years thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE AUTO FINANCIAL CORPORATION

Date: November 3, 2011	By	/s/ Steven E. English
Vice President and Chief Financial Officer